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                                                            EXHIBIT 10.4

                                   AGREEMENT
                                   ---------


     THIS AGREEMENT made and entered into by and between ASSOCIATED WHOLESALE GROCERS, INC., hereinafter called "Company", and DEPARTMENT STORE, PACKAGE, GROCERY, PAPER HOUSE, LIQUOR AND MEAT DRIVERS, HELPERS AND WAREHOUSEMEN. LOCAL UNION, NO. 955, an affiliate of the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN AND HELPERS OF AMERICA, hereinafter called the "Union".


                            ARTICLE I - Recognition
                            -----------------------

     Section 1. The Company recognizes the Union as the sole and exclusive collective bargaining agency for all employees who are working for the Company at its warehouse located in the Greater Kansas City Area in the job classifications listed in Article IX hereof, but excluding, office, shipping room office, clerical, supervisory employees as defined in The Labor-Management Relations Act of 1947, as amended, and all other employees.

     Section 2. The Company agrees not to enter into any agreement or contract with its employees, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement.

     Section 3. The Employer and the Union agree that they will comply with applicable law concerning discrimination relating to age, race, creed, color, national origin, sex, sexual harassment, religion, disability, and veteran status. Any reference in this Agreement which implies a gender shall also mean the opposite gender.


                            ARTICLE II - Management
                            -----------------------

     The management of the plant and the direction of the working force, including the right to hire, suspend or discharge for proper cause and to relieve employees from duty for any legitimate reasons and to make rules and regulations for the conduct of the Company's business, are vested exclusively in the Company, provided such action by the Company does not conflict with the provisions of this Agreement.

                         ARTICLE III - Union Security
                         ----------------------------

     Section 1. Except as limited by Section 3 of this article, the Company agrees to require as a condition of continued employment that all present employees subject to the provisions of this Agreement must become members of the Union not later than the thirty-first (31st) day following the beginning of such employment or thirty-one (31) days following the
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effective date of this Agreement, whichever is the later, and all new or additional employees who become subject to the provisions of this Agreement must become members of the Union not later than the thirty-first (31st) day following the beginning of such employment, and all such employees must remain members of the Union in good standing thereafter by the payment of initiation fees and dues so long as they remain on the Company's payroll.

     Section 2. If any present or future employee shall apply for Union membership and shall be refused such membership by the Union, his continuance thereafter in the employ of the Company shall not be cause for discharge under this Agreement, nor subject the Company to any claim by the Union of a breach of this Agreement by the Company and the same in the case of any other Union member deprived by the Union of his membership for any cause other than the nonpayment of Union membership dues uniformly required as a condition of acquiring or retaining membership.

     Section 3. The foregoing two sections of this Article III shall not be applicable with respect to operations of the Company at locations in the State of Kansas until such time as the present Right-to-Work Kansas constitutional amendment ceases to be effective through repeal, federal legislation or otherwise.

     Section 4. Each fourteen (14) days the Company shall furnish the Union, on an appropriate form supplied by the Union, a list of all employees laid-off, discharged, hired or rehired during the preceding fourteen (14) days.


                             ARTICLE IV - Checkoff
                             ---------------------

     Section 1. The Company agrees to deduct from the wages of those employees who so authorize it by written assignment initiation fees and regular monthly Union membership dues. The form of assignment shall be in such form as is approved by the Company and the Union.

     Section 2. Assignments, once executed under this Agreement, shall be irrevocable for a period of one year from the date of their execution or until the termination date of this Agreement, whichever first occurs.

     Section 3. The Union shall submit to the Company properly executed assignments for those employees from whose pay deductions shall be made.

     Section 4. The Company shall furnish the Union each month with a list of the employees from whose pay deductions have been made and at the same time shall remit to the Secretary-Treasurer of the Union a check payable to the Local Union for the amount so deducted.

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     Section 5. The Union accepts full responsibility for the authenticity of each and every authorization and assignment submitted to the Company and shall indemnify and save the Company harmless from any claims, suits, judgments, attachments and from any other form of liability as a result of making any deductions in accordance with the foregoing authorizations and assignments. The Union agrees to refund promptly to the Company any such dues found to have been erroneously or improperly deducted.

     Section 6. Any employee promoted or transferred to a position outside the bargaining unit shall revoke any checkoff authorization or assignment theretofore made by him.


                             ARTICLE V - Seniority
                             ---------------------


     Section 1. The Company agrees that in laying off and recalling employees, group seniority shall prevail if employee qualifications are relatively equal. By group, similar employees covered by this Agreement, will be given forty (40) hours work per week when work is available according to seniority. The Company may at its discretion pay in lieu of work up to forty (40) hours per week. The Company and Union representative or steward shall exercise fairness in judging the qualifications of employees and any complaint that it has failed to do so may be taken through the grievance procedure set forth in Article X hereof.

     Section 2. Group seniority is to be considered separately in the following four groups:

          (a)  drivers and loaders

          (b)  garage maintenance employees

          (c)  warehouse maintenance employees

          (d) warehousemen, including Cash and Carry, and all other employees except those in groups (a), (b) and (c).

     Section 3. The provisions of this section apply to employees in the various seniority groups set forth in Section 2 above with the exception of group (a). The Company agrees that in granting promotions and filling open jobs, any job vacancy shall be posted for bid for seven (7) consecutive calendar days prior to the filling of such job, and the senior employee in the group bidding the job will be assigned to it, provided the Company deems the employee capable of filling the job. The Company shall exercise fairness in judging the capabilities of employees and any complaint that it has failed to do so may be taken through the grievance procedure set forth in Article X hereof. The person so assigned to the job vacancy shall be allowed ten (10) calendar days to qualify for the job. An employee who fails to qualify for a job to which he was assigned under this procedure shall be assigned to the lowest-rated job on his shift in his group. Thereafter, he shall be eligible to bid on job vacancies which occur

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other than in the classification from which he was disqualified. Provided, however, that an employee who fails to qualify for a job during the initial ten
(10) day qualification period shall be given one (1) additional ten (10) day period to qualify for such job. Such additional qualification period shall be afforded the employee no sooner than one (1) year after the employee failed to qualify for the job initially. The Company, in its discretion, may waive the one
(1) year requirement and allow the employee to re-qualify sooner if it so desires.

     Section 4. A necessary number of men shall be Bid Utility Warehousemen to fill open temporary and extra jobs according to seniority to higher paid positions on their work shifts. Utility Warehousemen will fill all open and extra jobs at the beginning of the shift. Once utility warehousemen have filled a job, they will remain on that job unless they are discontinued. No other freezer jobs will be bid after the beginning of the shift unless an employee leaves work or bids out. Utility Warehousemen will exercise seniority on Wednesday to bid for the next week of work. Utility Warehousemen not used in the above jobs will be assigned other available work by seniority.

     When all Utility Warehousemen have been utilized, any open or extra jobs will be bid by those employees in the orderfiller classification first and then any employees on duty.

     The employee temporarily bid shall remain on the job until the employee returns who is regularly bid to the job or until the job is discontinued or until the end of the work week, whichever occurs first; however, in the event of a discontinued extra job which is reopened during that same work week, the original successful bidder will be reassigned to that job. Not applicable if employee has bid another extra job, then the employee shall return to his last extra bid job.

     Section 5. The provisions of this section are applicable to employees in the various seniority groups defined in Section 2 above with the exception of group (a). All jobs in groups (b), (c) and (d) will be posted and bid at intervals of four (4) months, or sooner if deemed advisable by the Company. The day shift job bid will be limited to ten (10) multiple job bid jobs at any time. Bidding will be by seniority and each employee shall bid on the day and during the time designated by the Company. Any employee failing, to bid during the designated time shall forfeit his right to bid until he notifies the Company that he is ready to bid. At that time, he can bid on the jobs then unbid. Successful bidders will be assigned to posted jobs based upon group seniority, provided the Company deems the bidder capable of filling the job. The Company shall exercise fairness in judging the capabilities of employees and any complaint that it has failed to do so may be taken through the grievance procedure set forth in Article X hereof.

     Section 6. The provisions of this section shall be applicable only to those employees in group seniority (a) described in Section 2 above. The Company agrees that in granting promotions and filling open jobs, any permanent job vacancy shall be posted for bid seven (7) consecutive calendar days prior to the filling of such job, and the senior employee in the group

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bidding the job will be assigned to it, providing the Company deems the employee capable of filling the job. The Company shall exercise fairness in judging the capabilities of employees and any complaint that it has failed to do so may be taken through the grievance procedure set forth in Article X hereof. The Company may allow the successful bidder to the permanent job vacancy period not to exceed fifteen (15) working days to qualify for the job. An employee who fails to qualify for a job to which he was assigned under this procedure shall be assigned to the lowest rated job in his Group until such time as all jobs are rebid, except that he shall be eligible to bid on job vacancies which occur other than on the job from which he was disqualified.

     (a) All jobs will be posted and bid at intervals of four (4) months or sooner if deemed advisable by the Company. The bidding procedure will commence at least twenty-one (21) calendar days prior to the time the bid is placed in operation. Bid periods shall commence on the second Sunday in January, May and September of each year during the terms of this Agreement.

     (b) Bidding will be by seniority and each employee shall bid on the day and during the time designated by the Company. Any employee failing to bid during the designated time shall forfeit his right to bid until he notifies the Company that he is ready to bid. At that time, he can bid on the jobs then unbid.

     (c) All drivers shall have eight (8) hours off before returning to work. Back hauls will be included in the bids only when they are on a weekly basis. It is understood that all runs are subject to backhauls and/or lay overs.

     (d) At least three (3) days before the bidding procedure begins, the Company shall make available to all drivers and loaders 1) a run sheet showing the run numbers, the farthest point on the runs, estimated times of department, estimated total hours, and the anticipated number of stops on the runs and 2) a schedule of the dates and times designated for bidding.

     (e) Drivers will bid on a full week's work of runs ("assembled runs") that have been combined by the Company for a minimum of forty (40) hours and a maximum of forty-four (44) hours. When, in the Company's opinion, it is no longer practical to combine daily runs to make forty (40) hours of work for a week, the Company may fill in the remaining assembled runs with city driver or loader work at the rate of pay applicable for such work. At the time he bids on the assembled runs, a driver may exchange any of the daily runs assigned to the assembled run he selects with a daily run on any of the remaining assembled runs not then bid so long as such exchange does not cause either assembled run to be in violation of the provisions of this Section 6. When assigning daily runs to the assembled runs, the Company shall group all out-of-town runs together and all city runs together so long as it is practical to do so. When it is no longer practical to do so, the Company may put out-of-town runs

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and city runs on the same assembled run to make a full week of work. If a daily run includes both city and out-of-town work, then the out-of-town rate of pay shall apply for the full day.

          (f) A necessary number of drivers shall be bid to perform other available jobs in group (a) and shall be paid the hourly rate of pay as an out-of-town driver.

               (1) These drivers will be utilized to fill absence of drivers and loaders. The bidding of these drivers to fill these vacancies will be on a full work week basis, as the job was bid by the absent employee.

               (2) The drivers filling these vacancies may exercise seniority on Wednesday to bid for the next week of work.

               (3) These drivers will bid for extra runs or other available work that may develop during the work week to fill out a normal week's work of forty (40) hours. Other extra runs or other available work will be filled from the seniority list of employees in group (a) who are available.

               (4) These drivers will be used as city drivers or loaders in order to fill out a normal work week of forty (40) hours. All hours worked in excess of eight (8) hours in a work day will be at the rate of time and one-half when such drivers are working as city drivers or loaders. If these drivers have no run, they will be used as loaders and the starting time will be the regular shift starting time.

               (5) When a bid driver's run or back haul is eliminated, he shall revert to the status of this section "f" in accordance with his seniority. In the event there is a permanent loss of run, he will be given the opportunity to bid another run to fill out his forty (40) hour guarantee. If he refuses and chooses to remain open for that day, he will forfeit his forty (40) hour guarantee.

     (g) An out-of-town driver having a birthday on a bid workday will be entitled to receive a normal work week of forty (40) hours during that work week if such driver chooses to take his birthday off. However, such driver may work on such day and receive an additional eight (8) hours straight-time pay for that day. Such birthday time paid for but not worked shall not be considered as time worked for the purposes of overtime computation. In any event, no out-of-town driver, because of having observed the holiday, shall receive less than forty
(40) hours pay for that week.

     (h) An out-of-town driver will be given the opportunity to work on the dock, or other available work in group (a) to fill out his bid daily time after returning from an out-of-town run.

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          (i)  Employees who work on one of their scheduled days off will be paid at the rate of time and one-half for time worked on such day.

          (j) When the bidding procedure provided for in this Section 6 has been completed, all bids will be locked in and will be subject to rebidding as provided in Paragraph (a) of this section.

          (k) A regular bid driver who has completed his forty (40) hour guarantee prior to his last scheduled work day, and who has his last run eliminated, shall be scheduled to work as open utility for that day.

     Section 7. The Company will give preference to qualified employees who wish to move to a new group. Any employee who expresses a desire to move to a new group, and is qualified to perform the work in the new group, and performs the work in the new group successfully for thirty (30) working days will forfeit seniority (but not Company benefits) in the prior group and the employee's seniority in the new group shall be as of the date of transfer.

          (a) It is understood that any employee who fails to qualify for the job to which he was assigned shall be assigned to the lowest rate job in the group from which he heretofore came for the remaining term of the bid, although he shall be eligible to bid on any job vacancy which occurs in his group during the term of any bid.

          (b) In the event of a lay off in any group, those laid off who are qualified will be given preference for openings in any other group; in this event recall to the original group will be in original group seniority sequence.

          (c) In the event the Union does not agree that Company has been fair in judging qualifications, the issue will be subject to the grievance procedure in Article X.

          (d) In the event the Company should sell and lease back its truck fleet, those garage maintenance employees laid off as a result of such action will be allowed to transfer to seniority group (a) if qualified, and their seniority in such group (a) shall date from their latest dates of hire with the Company.

     Section 8. New employees shall be regarded as probationary employees until they have actually worked thirty (30) days for the Company. By mutual agreement with a business representative of the Union, this period may be extended for an additional thirty (30) working days. During this probationary period the Company may, at its option, lay off or dismiss such probationary employees. There shall be no responsibility on the part of the Company for the re-employment of probationary employees if they are laid off or dismissed during this period. After an employee has actually completed his probationary period he shall cease to be

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considered a probationary employee, shall thereafter be known as a regular employee and shall be placed on the group seniority list and shall rank for group seniority from the date of his latest hiring by the Company. If two or more employees are hired on any given day, their group seniority ranking shall be determined by lot.

     Section 9. An employee's seniority and an employee's continuous service shall be broken if (a) he is discharged for proper cause, (b) he voluntarily quits, (c) if he fails to report for work after a layoff within seven (7) days after being notified to return by certified letter mailed to his last known address, (d) he has been absent from work for more than six (6) months because of a layoff, (e) he has been absent from work for two (2) consecutive workdays without notice to the Company, unless it is impossible for the employee to give such notice, or (f) he fails to report for work the first scheduled workday following the expiration of an authorized leave of absence.

     Section 10. Reasonable overtime shall be assigned according to seniority within the group, as defined in Section 2 of this article, except that when shift overtime is involved group seniority shall be on the shift basis and shall apply only to employees on duty. However, in the warehouse group, all extra or open jobs will be bid from the grocery orderfiller classification first and then any employees on duty.

     Section 11. Each Employee shall keep the Company informed of his current address and telephone number in writing to the appropriate Company designee; and if an employee cannot be reached by routine telephone communication, he shall not be entitled to emergency call ins. In accordance with information furnished by employees, every six (6) months the Company shall send to the Union the current address and telephone number of each employee covered by this Agreement.

     Section 12. Notwithstanding any provision in this Agreement to the contrary, the Company may hire, subject to need casual employees. Casual employees may be used on a one for one basis to replace any employees absent, this includes, but is not limited to vacations, jury duty, holidays, sick, funeral, etc. Provided, however, the Company may utilize an additional ten (10) casual employees in addition to replacements for absent employees during the week prior to and the week of the following holidays: New Years, Memorial Day, Fourth of July, Labor Day, Thanksgiving, and Christmas.

          (a) Casual employees will not be a part of the regular seniority list.

          (b) Casual employees will not be entitled to fringe benefits such as, but not limited to vacations, holidays, sick pay, funeral leave, jury pay, health and welfare, and pension.

          (c) Casual employees called to work shall be guaranteed four (4) hours pay.

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          (d)  No casual employee shall work shift overtime unless regular employees on that shift have been first offered the opportunity to work such overtime.

          (e) Casual employees may be worked on either a call in or a scheduled basis.

          (f) The Company agrees casuals will not be used to replace day shift warehousemen unless the Company schedules order selection on the day shift in which case, casuals may be used in the order filler classification on the day shift.

          (g) The Company agrees not to use casuals in a group while employees in that group are on lay off. It is agreed once the company has attempted to contact a laid off employee to return to work, either by phone or letter the waiting period will not be in effect before the company can use casuals.

          (h) Known vacancies on the day shift that are at least one (1) week in duration will be filled first by the day shift utility classification. Any remaining vacancies on any shift may be filled by seniority from the second and/or third shift utility classification.

          (i) Daily absence on the day shift will be filled by the present method.

          (j) Casual employees will not be utilized in driving jobs until all qualified regular employees in the driving group have been first offered the work.

          (k) The Company shall have the right to utilize ten (10) additional casuals during each of three (3) designated days each week to meet heavy workloads. The ten (10) additional casuals shall be supplemental to and in excess of the one to one replacements.

          (l) If a utility man replaces a driver/loader who is absent for any reason, a casual employee may be used for replacement on a one for one basis so long as that casual is used on other than the day shift.

          (Example: a day shift driver/loader is replaced by a utility man, the utility man may be replaced on 2nd or 3rd shift.)

          (m) In addition, casual employees may be used to replace regular driver/loaders who are absent for any reason on a one for one basis, except casual employees will not be used as day shift loaders so long as regular employees in the driver/loader's group are available.

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          (n)  At the start of each bid period, the Company will designate those days the ten (10) additional casuals may be used in the driver/loader group.

          (o) Casual employees who have worked in excess of 90 working days and are being promoted to regular status shall not be required to serve a probationary period.

          (p)  Casuals will not be used in seniority group "b".

     Section 13. Loaders may not do warehouse work so long as any employee who has a regular bid position which includes the runner function is not performing the runner function.

                  ARTICLE VI-Hours, Overtime and Premium Pay
                  ------------------------------------------

          Section 1. This article is intended to define a normal work week of forty (40) hours; however, additional time may be worked to permit the operation or protection of the Company's operations when that time is paid for in accordance with the provisions of this Agreement.

          Section 2. This Section 2 is applicable only to GROCERY DEPARTMENT WAREHOUSEMEN, REGULAR BID CITY DRIVERS, REGULAR BID LOADERS and WAREHOUSE MAINTENANCE EMPLOYEES. The regular work week shall be forty (40) hours per week, excluding lunch periods. The regular work week will be divided into five (5) consecutive eight (8) hour days (Sunday through Thursday, Monday through Friday, or Tuesday through Saturday) excluding lunch periods, or four (4) consecutive or non-consecutive ten (10) hour days (scheduled days off during the work week for employees working a four (4) ten (10) hour day work week shall be as follows: three (3) days with at least two (2) consecutive days off) excluding lunch periods. The Company shall designate which, if any, jobs will be worked the (5) day schedule and which if any, jobs will be worked the four (4) day schedule. The lunch period shall not exceed thirty minutes. Those employees working a regularly scheduled eight (8) hour day shall be paid at the rate of one and one-half (1 1/2) times the regular hourly rate for all work in excess of eight (8) hours for that day. Those employees working a regularly scheduled ten (10) hour day shall be paid at the rate of one and one-half (1 1/2) times the regular hourly rate for all work in excess of ten (10) hours for that day. All work performed on a regularly scheduled day off shall be paid for at one and one-half (1 1/2) times the regular hourly rate for the first ten (10) hours and double
(2) the regular hourly rate for work performed in excess of ten (10) hours. All work performed on a paid holiday will be paid for at double (2) the regular hourly rate of pay. Irrespective of the foregoing provisions relating to premium time, all work performed on the seventh (7th) consecutive day of work shall be paid for at double (2) the regular hourly rate for the first eight (8) hours of such work and two and one-half (2 1/2) times the regular hourly rate after eight
(8) hours. For those employees, except city drivers, covered by this section working

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five (5) eight (8) hour days, the regular day shift starting time shall not be earlier than 5:00 a.m. and shall not be later than 8:00 a.m., and the regular second shift starting time shall not be earlier than 1:00 p.m. and shall not be later than 4:30 p.m. For those employees except city drivers and loaders, covered by this section working four (4) ten (10) hour days, the regular day shift starting time shall not be earlier than 4:00 a.m. and shall not be later than 7:00 a.m. and the regular second shift starting time shall not be earlier than 1:00 p.m. and shall not be later than 5:00 p.m. For loaders working four
(4) ten (10) hour days, the regular day shift starting time shall not be earlier than 4:00 a.m. or later than 7:00 a.m. and the regular second shift starting time shall not be earlier than 2:00 p.m. or later than 5:00 p.m. This does not preclude the Company from bidding a necessary number of jobs to cover the time between shifts. The regular day shift starting time for city drivers shall not be earlier than 5:00 a.m. and shall not be later than 8:00 a.m. The regular second shift starting time for city drivers shall not be earlier than 1:30 p.m. and shall not be later than 4:30 p.m. An employee, if called to work earlier than his regular starting time, shall be paid at the rate of one and one-half
(1 1/2) times his regular hourly rate for all time worked prior to said starting time. It is understood that any such employee must work his regular schedule in addition to the extra time worked prior to his regular reporting time. When practical, the Company shall give at least one (1) hour notice of overtime to Third Shift Warehousemen and Loaders.

     Section 3. This Section 3 is applicable only to PERISHABLE DEPARTMENT WAREHOUSEMEN, REGULAR BID CITY DRIVERS and REGULAR BID LOADERS. The regular work week shall be forty (40) hours per week, excluding lunch periods. The regular work week will be divided into five (5) consecutive eight (8) hour days, excluding lunch periods, or four (4) consecutive or non-consecutive ten (10) hour days (scheduled days off during the work week for employees working a four
(4) ten (10) hour day work week shall be as follows: three (3) days with at least two (2) consecutive days off) excluding lunch periods. The Company shall designate which, if any, jobs will be worked the five (5) day schedule and which, if any, jobs will be worked the four (4) day schedule. The lunch period shall not exceed thirty (30) minutes. Those employees working a regularly scheduled eight (8) hour day shall be paid at the rate of one and one-half
(1 1/2) times the regular hourly rate for all work in excess of eight (8) hours for that day. Those employees working a regularly scheduled ten (10) hour day shall be paid at the rate of one and one-half (1 1/2) times the regular hourly rate for all work in excess of ten (10) hours for that day. All work performed on a holiday will be paid for at two (2) times the regular hourly rate of pay. (Perishable Department includes fruits, vegetables, and all produce, frozen foods, bread, eggs, milk, cheese, meat, and may include other items of a perishable nature which require controlled humidity and temperatures.) Employees assigned to handling perishables for the entire work week or assigned to a mixed work week of perishables and grocery items, not to exceed a maximum of twenty-five percent (25%) of the employees covered by this Agreement, shall be exempt from the Monday through Friday work week provision as well as the starting time provisions contained in Section 2 of this Article. When practical, the Company shall give at least one (1) hour notice of overtime to Third Shift Warehousemen and Loaders.

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     Section 4.  This Section 4 is applicable only to OUT-OF-TOWN DRIVERS. For out-of-town drivers, forty (40) hours work shall be the basic work week before overtime. All work performed in excess of forty (40) hours work in any one week shall be paid at the rate of one and one-half (1 1/2) times the employee's regular classified hourly rate. Illness pay to be considered as time worked for the purpose of overtime computation for out-of-town drivers for the week.

     Section 5. GARAGE MAINTENANCE EMPLOYEES shall have a basic work week of five (5) consecutive eight (8) hour days (Sunday through Thursday, Monday through Friday or Tuesday through Saturday) excluding lunch periods. The lunch period shall not exceed thirty minutes. First shift starting time shall not be earlier than 5:00 a.m. nor later than 7:00 a.m., second shift starting time shall be not earlier than 2:00 p.m. nor later than 4:00 p.m., the third shift starting time shall be not earlier than 9:00 p.m. nor later than 11:00 p.m. All work performed on a regularly scheduled day off shall be paid at the rate of time and one-half (1 1/2) the regular hourly rate of pay for the first ten (10) hours and double (2) the regular hourly rate for work performed in excess of ten
(10) hours. Irrespective of the foregoing provision relating to premium time, all work performed on the seventh (7th) consecutive day of work shall be paid for at the rate of double (2) the regular hourly rate of pay for the first eight
(8) hours of such work and two and one-half (2 1/2) times the regular hourly rate after eight (8) hours. An employee, if called to work earlier than his regular starting time, shall be paid at the rate of one and one-half (1 1/2) times his regular hourly rate for all time worked prior to said starting time. It is understood that any such employee must work his regular schedule in addition to the extra time worked prior to his regular reporting time. Garage maintenance employees shall receive a meal allowance in the amount as set forth in Article IX, Section 3, when on out-of-town service calls of four (4) hours or more. The first meal allowance is payable four (4) hours after the employee's last scheduled meal time and, if applicable, subsequent meal allowances are payable each four (4) hours thereafter during the duration of the service call. No meals shall be taken on Company time.

     Section 6. This Section Six is applicable only to Cash and Carry employees and takes priority over any contrary provisions. The regular work week shall be forty (40) hours per week, excluding lunch periods. The regular work week shall be divided into five (5) eight (8) hour days or four (4) ten (10) hours days, excluding lunch periods. The Company shall designate which jobs, if any, will be worked on the five (5) day schedule and which jobs, if any, will be worked on the four (4) day schedule. The lunch period shall not exceed thirty minutes. One and one-half (1 1/2) times the regular rate of pay shall be paid for all work in excess of eight (8) hours for employees working eight (8) hour shifts and for ten (10) hours for employees working ten (10) hours shifts. All work performed on a regularly scheduled day off in that work week shall be paid for at one and one-half (1 1/2) times the regular hourly rate. All work performed on a holiday will be paid for at double (2) the regular hourly rate. Any employee starting work between three p.m. and three a.m. shall receive a shift differential of twelve and one-half cents (12.5) per hour. Employees shall have vacations and personal holidays based on seniority within the Cash and Carry group, and unless otherwise agreed to by management, only one employee shall be scheduled off work at any one time. Employees shall be allowed to bid into and out of Cash and Carry on the first regular warehouse bid of each year.

     Section 7. For those employees except out-of-town drivers working the four
(4) ten (10) hour day work schedule, the benefits for holiday pay, jury duty and funeral leave shall be paid as a ten (10) hour benefit instead of an eight (8) hour benefit as may be provided for elsewhere in this Agreement.

     Section 8. Extra employees reporting after being called for work shall be guaranteed four (4) hours work or pay therefor, regular employees shall be guaranteed eight (8) hours work or pay therefor, except when called in for overtime work, the guarantee shall only be four (4) hours work or pay therefor. This Section 8 shall not be applicable when work is not available because of fire, flood, breakdown of equipment or other causes beyond the control of the Company.

     Section 9. Overtime and/or premium pay will not be pyramided. When work performed falls within two or more overtime and/or premium pay classifications, only the highest single overtime or premium rate shall be paid for such work.

     Section 10. Senior employees will not be permitted to work overtime to the extreme when less senior employees are laid off or have not worked forty (40) hours.

     Section 11. Except in cases of emergency and change of regular shift, no employee, after completing his workday, may return to work earlier than eight
(8) hours after the end of his last work shift; provided, however, this section shall not be construed to limit the Company's right to schedule overtime.

     Section 12. When summer help is hired for vacation relief and he signs a letter stating he is summer help, a beginning and ending day of employment will be listed and the employee will be terminated at that date and does not acquire seniority.

     Section 13. This section is applicable only to Dry Grocery and Perishable Warehousemen, Loaders, Warehouse Maintenance, and Garage employees: For an eight
(8) hour work shift, employees shall receive two (2) paid ten (10) minute breaks during their regular hours. All employees on a ten (10) hour work shift shall receive three (3) paid ten (10) minute breaks during their regular hours. When the Company schedules employees to work more than one (1) hour of overtime, they will receive a paid ten (10) minute break before starting overtime, and will thereafter receive a paid ten (10) minute break every two (2) hours until the work is completed.

     Section 14. This section is applicable only to regular Bid Freezer employees: For an eight (8) hour work shift employees shall receive three (3) paid ten (10) minute breaks during their regular hours. All employees on a ten
(10) hour work shift shall receive four (4) paid ten (10) minute breaks during their regular hours. When the Company schedules employees to work more than one
(1) hour of overtime, they will receive a paid ten (10) minute break before starting overtime, and will thereafter receive a paid ten (10) minute break every one and one-half (1 1/2) hours until the work is complete.


                            ARTICLE VII - Holidays
                            ----------------------

     Section 1. Except in cases of emergency, regular employees covered by this Agreement shall not be required to work on the following holidays.

New Year's Day           Thanksgiving Day
Memorial Day             Christmas Day
Fourth of July           Employee's Birthday
Labor Day                Anniversary Date of Employment
                           (To be treated as a birthday).

     Section 2. With the exception of out-of-town drivers, each regular employee on the payroll during the holiday week shall be paid eight (8) or ten (10) hours straight-time pay for each of the above-named holidays, or day observed as such, provided the employee, unless otherwise arranged between the Company and the employee, works the workday preceding and the workday following the holiday. If an emergency requires work on any of the said holidays, the regular employees working shall receive the holiday pay referred to above plus double (2) their regular rate of pay for the hours actually worked on the holiday. All work in excess of thirty-two (32) or thirty (30) hours in any one week in which the holiday occurs, excluding work performed on the holiday, shall be paid at the rate of one and one-half (1 1/2) times the regular hourly rate.

     Section 3. During work weeks in which a paid holiday occurs, all out-of-town drivers will pull their bid runs even though the day or days may change because of the holiday. In the event an out-of-town driver has two (2) bid runs that are rescheduled on the same day, the employee may choose which run he prefers as long as the hours are basically equal. All out-of-town drivers shall be guaranteed thirty-two (32) hours of work during the holiday week and any work performed in excess of thirty-two (32) hours in a holiday week shall be paid at the rate of one and one-half (1 1/2) times the regular rate of pay. Out-of-town drivers may, during a holiday week, perform other work in their group to make up any hours they may be short of thirty-two (32) hours. The make-up work may be assigned by the Company to the driver when work is available. In the event an out-of-town driver is called in on a bid day off during a holiday week to be either a grocery city driver or a loader, he shall report for work at the regularly scheduled time of that job. If any out-of-town driver is called in on his bid day off for extra or open jobs in their group during a holiday week, they shall be called by seniority among those available. The above provisions pertaining to out-of-town drivers during a holiday week shall supersede all the provisions of
Article V as they pertain to out-of-town drivers.

     If it is necessary for the Company to schedule work other than out-of-town runs on a paid holiday, for which holiday premium pay is to be paid, employees in the applicable seniority group will bid for such work and the senior employee who is capable of performing the work and who still has available time off before his next bid work will be awarded the holiday work.

     Section 4. The occurrence of an employee's birthday in any work week shall not make that work week a holiday week for the purposes of this article. However, should an employee have a birthday during a work week in which another paid holiday occurs, such employee's birthday will be celebrated on a day mutually agreed to between the employee and his supervisor. If the birthday of an employee falls on a bid day off, such employee may elect to work his full work week and be paid eight (8) or ten (10) hours straight-time pay for the birthday holiday in lieu of time off. If the birthday of an employee falls on a normal bid workday, the employee may elect to work on such day and receive eight
(8) or ten (10) hours straight-time pay in lieu of time off, in addition to compensation for time worked on such day. Any employee who has a birthday on a bid workday and who elects to work on such day must notify his supervisor of intent to work at least one (1) day prior to his birthday. Birthday time paid for, where the employee elects to work on such day, or where the birthday falls on a bid day off, shall not be considered as time worked for purposes of overtime computations.

     Section 5. An employee shall not be required to observe his birthday and anniversary holidays on the date they actually fall. Instead, the employee may designate the date of observance of such holidays so long as the date designated is acceptable to the Company. However, the date designated must be within the calendar year that the holiday actually falls.

     Section 6. An employee scheduled for vacation during a week in which a holiday falls may elect to receive vacation pay for that week and holiday pay for the holiday and, if he does so elect, he shall not be entitled to an additional day off. However, such employee may elect to receive vacation pay, for that week and designate the date he will observe the holiday in accordance with the provisions of Section 5, above. If the employee elects to designate the date he will observe the holiday, then such holiday shall be treated as a birthday holiday.

     Section 7. Except for out-of-town drivers, in the event that a holiday other than a birthday or anniversary falls on an employee's bid day off, such holiday shall be rescheduled to a bid day on.


                           ARTICLE VIII - Vacations
                           ------------------------

     Section 1. Employees under this Agreement shall receive vacation pay as follows:

          Continuous employment by the Company of one (l) year or more - one (1) week vacation with regular pay.

          Continuous employment by the Company of three (3) years or more - two
     (2) weeks vacation with regular pay.

          Continuous employment by the Company of eight (8) years or more - three (3) weeks vacation with regular pay.

          Continuous employment by the Company of fifteen (15) years or more - four (4) weeks vacation with regular pay.

          Continuous employment by the Company of twenty (20) years or more - five (5) weeks vacation with regular pay.

     Section 2. The vacation period shall be continuous throughout the year and vacations are due the employee after the anniversary date of employment, unless a different time is agreed upon between the Company and the employee. Vacations shall be scheduled by the Company, giving consideration to seniority rights when practicable. Employees shall receive their vacation pay at the time of leaving on vacation. No employee shall be required to work overtime on the day his vacation is scheduled to begin.

     The Company agrees that it will allow a minimum of ten percent (10%) of the employees in any group to be on vacation at any one time. The Company agrees that if the calculation of ten percent (10%) is not a whole number of employees, then the Company agrees to round off to the next highest number the employees allowed to be on vacation.

     The calculation for determining the number of employees to be on vacation shall be the effective number of employees on the payroll in each group on the first week of each new calendar year.

     Section 3. Upon termination, an employee with at least one (1) year of continuous employment with the Company shall receive pro rata pay for earned vacation.

     Section 4. Employees who have not had an opportunity to exercise their seniority with regard to prime time vacations (June, July, and August) will be allowed to bid by seniority should a week become available after the close of the vacation period. If an employee is offered a bid under this provision and refuses, he forfeits his right to further bidding. An

Employee who bids will only be allowed one week of prime time vacation under this provision.

The Company will, commencing on the second Sunday of June and ending the third Sunday of August, allow an additional two (2) percent of the employees classified as warehousemen and loader/drivers to be on vacation during that period.


                              ARTICLE IX - Wages
                              ------------------

Section 1. During the term of this Agreement the following scale of wages shall prevail:


      Effective:             10/16/93   10/16/94   10/15/95   10/13/96

 Drivers (Out-of-Town)        $14.48     $14.98     $15.48     $15.93

 Drivers (City)               $14.34     $14.84     $15.34     $15.79

 Loaders                      $14.30     $14.80     $15.30     $15.75

 Checkers                     $14.25     $14.75     $15.25     $15.70

 Fork Truck Operators,
 Cleanup, Sanitation
 & Pallet Repair              $14.25     $14.75     $15.25     $15.70

 Order Fillers &
 Warehousemen (Grocery
 & Produce), Cigarette
 & Repack, Cigarette
 Cutter, Back-In-Stock
 & Salvage                    $14.22     $14.72     $15.22     $15.67

 Freezermen                   $14.45     $14.95     $15.45     $15.90

 Warehouse Maintenance        $14.50     $15.00     $15.50     $15.95

 Garage Maintenance           $14.50     $15.00     $15.50     $15.95


 Cash & Carry (Receiver,
 Cigarette Machine
 Operator, Cooler Order
 Filler, Cooler Fork,
 Meat Fork, Meat Order
 Filler)                    $   14.30  $   14.80  $   15.30  $   15.75

 Utility Warehousemen       $   14.45  $   14.95  $   15.45  $   15.90

 Casual Workers             $    8.75  $    8.75  $    8.75  $    8.75



                     Employees Hired After January 5, 1986

     Regular employees hired after January 5, 1986 and who have not completed three years of work, will be entitled to additional pay equal to the difference between the rate for the job being performed and the grocery orderfiller rate applicable to employees with more than three years of service.


              Employees    Employees    Employees     Employees
Effective    First Year   Second Year  Third Year    Fourth Year
Date         Rate of Pay  Rate of Pay  Rate of Pay   Rate of Pay
10/16/93       $10.35       $11.10       $11.85     Current Rate *
10/16/94       $10.85       $11.60       $12.35     Current Rate *
10/15/95       $11.35       $12.10       $12.85     Current Rate *
10/13/96       $11.80       $12.55       $13.30     Current Rate *

("*" Denotes current rate of above employees)

     Section 2. The first shift regardless of the number of hours worked shall receive no shift differential. The second shift regardless of the number of hours worked shall receive a shift differential of ten cents (10 cents) per hour over the regular rate of pay. The third shift, defined as that shift where an employee's major portion of his regular work time occurs after 12:00 midnight, regardless of the hours worked, shall receive a shift differential of twelve and one-half cents (12 1/2 cents) per hour over the regular rate of pay. This section does not apply to out-of-town drivers.

     Section 3.  Out-of-town drivers shall receive a meal allowance of:

October 16, 1993  -    $5.25
October 16, 1994  -    $5.50
October 15, 1995  -    $5.75
October 13, 1996  -    $6.00

The first meal allowance is payable after eight (8) hours on the clock and an additional meal allowance each four (4) hours additional time on the clock that day. Out-of-town drivers shall be paid for his lodging plus two additional meal allowances when on layover. The meals on layover shall not be taken on time paid for by the Company. Drivers shall take meal breaks at reasonable times after starting work and thereafter during their work schedule. Drivers on layover shall have the option to have eight (8) or ten (10) hours off before returning to work unless the Company determines work is not available. The regular hourly rate of pay per hour shall start within ten (10) hours on layovers.

     Out-of-town drivers shall be paid a premium of ten cents (10 cents) per hour when pulling doubles.

     Section 4. No employee shall suffer a reduction in his hourly rate of pay due to the adoption of this Agreement.


               ARTICLE X Handling of Complaints and Arbitration
               ------------------------------------------------

     Section 1. All employees shall at all times make an effort to perform their duties in such manner as to promote efficient operation of their departments, and the Company as a whole, but if grievances shall arise regarding the interpretation or application of any of the terms of this Agreement, they shall be handled as hereinafter provided.

     Section 2. The Company and Union recognize that complaints or grievances of a minor nature usually need not be processed immediately, and consequently should not be processed at times which will interfere with work to be performed. It is further recognized, however, that some complaints or grievances are of sufficient importance to warrant prompt processing, and with respect to same, an employee or Union Steward will be excused from work for a reasonable time to discuss such a grievance, after first obtaining their supervisor's approval and outlining to the supervisor the nature of their grievance. Union representatives shall have the right to discuss grievances with Union Stewards on Company premises at times that will not interfere with the work of the steward or any other employee; however, upon prior approval of the Company supervisory employee in charge, the Union Steward may be excused from work for such discussion. Any employee called in to the office by a supervisor for the purpose of receiving a reprimand shall be so notified and upon notification, the employee shall have the right to ask for a steward to be present.

     Section 3. Any employee having a grievance, within five (5) days after the grievance becomes known to him, or reasonably should have been known to him, whichever date is earlier, shall first discuss it thoroughly with his supervisor and make an honest effort to settle same, provided such settlement shall not be inconsistent with the terms of this Agreement. A Union Steward shall take part in the discussion with the supervisor or handle it with the supervisor alone if the aggrieved employee so requests. If the employee is not satisfied with the result of the discussion with the supervisor, the employee may request that the shift superintendent become involved.

     Section 4. If the employee and the supervisor cannot agree on a satisfactory settlement, the employee shall report same to the Union Steward in writing.

     Section 5. The Union shall make a detailed investigation and decide whether the grievance should be carried further with the Company. If it is to be handled further, then the appropriate Company Director (Warehousing or Transportation) or his designee shall be notified of the grievance by the Union in writing no later thirty (30) days after the grievance became known to the employee, or reasonably should have been known to him, whichever date is earlier, and the matter shall be discussed with him and every effort made to settle same. Within thirty (30) days of such discussion with the appropriate Company Director, the Company shall answer the grievance in writing.

     Section 6. If the discussion between the Director or his designee and the Union does not result in a satisfactory settlement, the matter may be submitted to the Labor-Management Council by written notice of submission. If the matter is to proceed further, such written notice of submission must be given to the Council no later than thirty (30) days after the date of the Company's written answer to such grievance required by Section 5, above. The said Council shall have four (4) members. Two (2) Labor members of such Council shall be designated by the Teamsters Joint Council No. 56, Kansas City, Missouri, and two (2) Management members shall be designated by the Company. The Labor members appointed to the Council shall be subject to approval by the Union but shall not be an agent, officer or member of any Local having a Collective Bargaining Agreement with the Company or an agent or officer or employee of any of the Company's competitors. The management members appointed may be employees of the Kansas City Division of the Company, and/or can be employees of the corporate staff of the Company or of any other division the Company operates. Such Council shall have the power and authority to settle the grievances, and such settlement shall be final and binding on the parties. Meetings of the Council will be held from time to time, but no less frequently than quarterly at such place as the Council may elect. The council shall notify the Company and the Union in writing of its failure to reach agreement with respect to any grievance.

     Section 7. If the Labor-Management Council fails to reach agreement with respect to resolution of a grievance, either party may notify the other of its intention to submit the grievance to arbitration so long as written notice of intent to arbitration is given to the other party within ninety (90) days of the date of the Labor-Management Council's written notice to the parties of its failure to reach agreement as required by Section 6 above. If the grievance is to be submitted to arbitration, the parties shall jointly request the United States Mediation and Conciliation Service to furnish the names of seven (7) arbitrators, from which one is to be selected. The parties shall determine who will strike the first name from the list of arbitrators by flip of a coin, then the other party shall strike a name and so on until but one is left on the panel and this person shall be the Arbitrator. Both parties agree to act promptly before the Arbitrator in order to obtain an early decision.
The Arbitrator shall have the right to construe this Agreement but not to change any of its provisions. The decision of the Arbitrator shall be final and binding upon both parties. The expenses of this Arbitrator shall be borne equally by the Company and the Union.

     Section 8. Disciplinary action against an employee shall remain in effect for not more than five years, except disciplinary action which resulted in discharge but which was reversed in whole or in part by the Labor-Management Council or by an arbitrator shall remain in effect.

     Section 9. Failure to comply with any of the time limitations imposed under Sections three through seven, above, shall constitute waiver of the grievance.

     Section 10. During the term of this Agreement, the Union agrees that it will not cause or permit its members to cause nor will any member of the Union take part in any strike or activity which interferes with production of the Company. Neither the Union nor any of its officers or representatives shall be held liable for any damages resulting from unauthorized or "wildcat" strikes not called, directed or ratified by them unless they fail to use their best efforts to bring about a cessation to any such unauthorized or "wildcat" strike. The Company may discharge any member of the Union who violates any provision of this section. The Company agrees that it will not lock out any of its employees during the time this Agreement is in force.

     Section 11. It will not be a violation of this Agreement for employees to refuse to cross a picket line approved by Teamsters Joint Council No. 56, Kansas City, Missouri, involving a primary dispute, provided that the Union will give the Company seventy-two (72) hours to remove and distribute perishable items which include produce, meat items, eggs, bread, milk, and any other items that would normally spoil within a seventy-two (72) hour period. It is understood and agreed that the Company's regular employees would perform the above work to remove and distribute these items for a period up to seventy-two (72) hours.


                         ARTICLE XI-Health and Welfare
                         -----------------------------

     Section 1. During the term of this Agreement, the Company shall pay the premium required to maintain employees in the Central States, Southeast, and Southwest Area Health and Welfare Fund, Teamsters C-6 Health and Welfare Plan, but such premium amount, effective October 16, 1993, shall not exceed $128.70 per week; effective October 16, 1994, shall not exceed $141.20 per week; effective October 15, 1995, shall not exceed $153.70 per week and effective October 13, 1996, shall not exceed $166.40 per week. This coverage will extend to employees covered by the Agreement and their dependents who, under the terms of the policy in effect, qualify for health and welfare coverage.

     Section 2. If an employee is absent because of illness or off-the-job injury and notifies the Company of such absence, the Company shall continue to pay premiums as provided above for a period of four (4) weeks. If an employee is injured on-the-job the company shall continue to pay premiums as provided above until such employee returns to work; however, the Company shall not be required to make such premium payments for a period of more than twenty-six (26) weeks. In accordance with applicable law, if an employee is granted a leave of absence and desires to retain Health and Welfare coverage, the employee shall pay to the Company, prior to the leave of absence being effective, sufficient monies to pay the required premiums during the period of absence. No contributions shall be made for any employee on layoff.

     Section 3. The Health and Welfare Plan provided for in this article may be changed to a different plan by mutual agreement of the Company and the Union. The Union representatives shall have access to the cost of the Health and Welfare coverage.


                                  ARTICLE XII-Illness Pay
                                  -----------------------

     Section 1. Regular employees who have been in the continuous employment of the Company for more than one (1) year who absent themselves from work due to disability from sickness shall be granted sick leave with pay for an aggregate of not to exceed forty-eight (48) hours. Any part not used to be accumulative from year to year but not to exceed three hundred sixty (360) hours. Any regular employee with at least 10 years of service with the Company shall be paid one-half ( 1/2) of their accumulated sick leave upon death or retirement. A day's sick leave shall be eight (8) hours pay. For regular employees hired by the Company after October 15, 1976, there shall be no sick pay for the first year of employment and twenty-four (24) hours sick pay during the second year of employment, and thereafter this group of employees shall receive the normal forty-eight (48) hours sick pay per year accumulative to three hundred sixty
(360) hours. For employees hired after October 15, 1979, there shall be no sick pay for the first year of employment, twenty-four (24) hours sick pay during the second year of employment, and the normal forty-eight (48) hours sick pay during the third year of employment and each year of employment thereafter, accumulative to three hundred sixty (360) hours. These employees hired after October 15, 1979, not to be subject to Article XII, Section 4 of this Agreement.

     Section 2. The employee shall provide the Company with a certificate from a licensed physician as proof of sickness except for a one-day absence as a result of sickness. In the case of a one-day absence for sickness, the employee, in order to be entitled to illness pay, shall call his supervisor prior to the start of his normal work shift and explain to his supervisor the reason and necessity for the absence.

     Section 3. Any examination required by the Company shall be paid for by the Company.

     Section 4. It is understood that this article, Illness Pay, shall be paid on a yearly-contract basis.

     Section 5. An employee absent on account of bona fide illness, not to exceed ninety (90) days unless a longer period is agreed upon, shall receive his former position last held upon his return to work, provided he is able to perform those duties; provided, however, that the employee gives notice to the Company of such illness within three (3) days (or sooner if possible) after the beginning of such illness.

     Section 6. Absences covered by sick pay up to a maximum of six (6) days per year will not be considered by the Company for disciplinary purposes.


                           ARTICLE XIII - Jury Duty
                           ------------------------

     Each regular employee serving on jury duty shall, upon presentation of a statement signed by an officer of the court involved signifying the time he so served on the jury, receive his regular classified rate of pay for the time he is required to be absent from his job for such service but not to exceed ten
(10) working days in any one contract year. If the employee is discharged from the jury before the workday ends, he must report immediately to the Company for work if time permits him to work at least three (3) hours. If the employee desires and the Company approves, the jury duty benefit may be administered on an hourly instead of a daily basis.


                          ARTICLE XIV - Funeral Leave
                          ---------------------------

     Should a death occur in the immediate family, upon request a regular employee who attends the funeral shall be granted three (3) consecutive days consisting of the day of the funeral and either the two (2) days preceding, the day preceding and the day following, or the two (2) days following the day of the funeral. The employee shall be compensated for the scheduled days he would have worked within the applicable period had such death not occurred at eight
(8) times his regular straight-time hourly rate. Employees may be granted additional unpaid funeral leave based on reasonable employee need and approved by the Company. Immediate family shall mean spouse, mother, father, mother-in-law, father-in-law, stepmother, stepfather, brother-in-law, sister-in-law, child, brother, sister, stepchild, stepbrother, stepsister, grandparents, grandchildren, spouse's grandparents and any other relatives residing with the employee.

                              ARTICLE XV - Safety
                              -------------------

     Section 1. The Company shall not require employees to take out on the streets or highways any vehicle which is not in a safe operating condition, or any vehicle that is not equipped with safety appliances prescribed by law. All vehicles shall be equipped with heaters and defrosters.

     Section 2. All material-handling equipment in the warehouse will be kept in safe operating condition and all structures will be kept in safe condition.


                       ARTICLE XVI - Clothing and Tools
                       --------------------------------

     Section 1. If uniforms are required, they shall be furnished free of cost and shall be kept clean by the Company.

     Section 2. All employees holding bid jobs in the freezer shall be furnished head gear, gloves, insulated boots and coveralls. Part-time freezer employees will be furnished head gear, gloves, overshoes and coveralls. All employees when working regular or part-time in a cooler with temperature range of 35 degrees to 45 degrees shall be furnished a jacket. These garments shall be mutually satisfactory to employee and Company, and shall be the property of the Company and shall be used on the premises only.

     Section 3. All perishable loaders shall be furnished gloves which shall remain the property of the Company.

     Section 4. All garage maintenance employees will be required to furnish their own hand tools. These employees will be paid $125.00 each six (6) months as a tool allowance.

     Section 5. A clothing allowance of $12.00 per month will be paid employees assigned to salvage and clean-up jobs pursuant to bid.


                        ARTICLE XVII - Other Agreements
                        -------------------------------

     Section 1. Except as provided below, the Company agrees that no work or services presently performed or hereafter assigned to the collective bargaining unit will be subcontracted or transferred for the purpose of circumventing the terms and provisions of this Agreement to any outside company. However, the Company may subcontract or transfer excess snow removal, lawn, tree and shrub care for any purpose so long as such subcontracting or transfer shall not result in the layoff of any bargaining unit employees employed by the Company on October 16, 1982.

                           ARTICLE XVIII - Pensions
                           ------------------------

     Section 1. Effective January 1, 1994, for each of the Company's regular employees covered by this Agreement, the Company shall contribute to the Central States Southeast, and Southwest Areas Pension Fund according to the following schedule:

                 January  1,  1994  - $85.00
                 January  1,  1995  - $85.00
                 January  1,  1996  - $85.00
                 January  1,  1997  - $91.00

The obligation to pay for and make the required weekly contribution for the pension program hereby established for regular employees of the Company shall rest solely with the Company, except as hereinafter provided. Casual, probationary and temporary employees shall not be covered by this pension program established under this Agreement.

     Section 2. The Company shall pay and make weekly contribution for the pension program hereby established for each week worked by a regular employee, even though such employee may work for the Company only part-time during such week. If such employee is absent from work during any week because of illness or noncompensable injury and notifies the Company of such absence, the Company shall continue to pay and make the required weekly contributions, so long as the employee is on the Company's regular seniority list, but for a period of not more than four (4) weeks. If such employee is absent from work during any week due to compensable injury, the Company shall continue to pay and make such weekly payments, so long as the employee is on the Company's regular seniority list, but for a period of not more than six (6) months.

     Section 3. If an employee is absent from work during any week due to layoff or leave of absence granted by the Company, the Company shall not be required to pay or make any weekly contributions for such employee. However, if any such regular employee so desires, he may continue his pension program contributions so long as he is on the Company's regular seniority list by making prior arrangements with the Company, who shall collect from such employee sufficient moneys for the Company to make the weekly contributions due the pension and on account of such employee during any such absence.

     Section 4. By the execution of this Agreement, the Company agrees to enter into appropriate trust agreements necessary for the administration of such pension fund and to designate the Company's trustees under such Agreement, hereby waiving all notices hereof and ratifying all actions already taken or to be taken by such trustees in the scope of their authority.

     Section 5. Failure of the Company to pay or make any contribution for the pension program as hereinabove provided shall relieve the Union of its no-strike obligation with respect to the Company, unless there is a bona fide dispute as to the amount owed, in which case the matter shall be resolved under the provisions of Article X hereof.


                         ARTICLE XIX - Savings Clause
                         ----------------------------

     The parties hereto believe that each and every provision of this Agreement is lawful. However, if any provision of this Agreement is or should become in contravention of the laws or regulations of the United States or the state in which the plant covered by this Agreement is located, such provision shall be superseded by the appropriate provisions of such laws or regulations so long as such laws or regulations remain in force and effect, but all other provisions of this Agreement shall continue in full force and effect.


                          ARTICLE XX - Miscellaneous
                          --------------------------

     Section 1. That any future retail grocery store serviced by the Company located north of Highway 54 and west of Jefferson City, Missouri, and east of Jefferson City, Missouri, north of Highway 50, except those located in the greater St. Louis, Missouri, standard metropolitan statistical area, will be assigned to Kansas City employees.

     Section 2. That if the Company takes on any new business, other than a national chain or regional chain, the Company agrees to warehouse the necessary grocery commodities and make all deliveries with the Company's regular employees.

     Section 3. That the Company will make no changes in its present method of servicing its present members except that the Company may service any new national chain or regional chain F.O.B. the Company dock. Any other new members, except national chains or regional chains, shall be served in the Company's normal fashion.

     Section 4. Notwithstanding any provisions of this Agreement to the contrary, including Sections 2 and 3 of Article XX. The Company shall be permitted to service its present and future members and stores of members using any manner or method of service which its competitors (Fleming, Safeway and Milgram under contract with Teamsters Local 955) are permitted to utilize; and it is hereby agreed and understood that the Company, using its regular employees, may make deliveries to the Company's member stores directly from vendors and/or manufacturers when in the judgment of the Company such deliveries are necessary.


                        ARTICLE XXI - Term of Agreement
                        -------------------------------

     This Agreement sets forth the full and complete understanding of the parties hereto and cancels and supersedes any and all agreements heretofore entered into by and between the parties. This Agreement shall become effective at 12:01 a.m. on October 16, 1993 and shall remain in effect until 12:00 midnight on October 18, 1997, and thereafter from year to year unless either party gives at least sixty (60) days written notice to the other prior to October 18, 1997, or any subsequent anniversary date, that the party wishes to modify or change this Agreement.


 DEPARTMENT STORE, PACKAGE              ASSOCIATED WHOLESALE GROCERS,
 GROCERY, PAPER HOUSE, LIQUOR           INC.
 AND MEAT DRIVERS, HELPERS
 AND WAREHOUSEMEN, LOCAL
 UNION NO. 955


 By: /s/ Dale McGhee                    By: /s/ Tom Williams
    -----------------------------          ------------------------------
      Dale McGhee, President                  Tom Williams, Sr., Vice President

            Date:
                 ----------------                    Date: 1/12/94
                                                          --------------


 By: /s/ Bobby Davidson
    -----------------------------
       Bobby Davidson, Secretary

            Date: 1/12/94
                 ----------------

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